Exhibit 5.1
July 14, 2010
Jones Soda Co.
234 Ninth Avenue North
Seattle, Washington 98109
Ladies and Gentlemen:
     We have acted as counsel for Jones Soda Co., a Washington corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (File No. 333-166556) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulation promulgated thereunder, the prospectus dated June 11, 2010, filed with the Securities and Exchange Commission (the “Commission”) on June 14, 2010 pursuant to Rule 424(b) under the Securities Act (the “Prospectus”), and the prospectus supplement dated July 14, 2010, filed with the Commission on July 14, 2010 pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”), relating to the issuance and sale by the Company of the following shares of its common stock, no par value (“Common Shares”): (i) 900,164 Common Shares to be issued and sold to Glengrove Small Cap Value, Ltd. (“Glengrove”) in settlement of a draw down notice delivered by the Company to Glengrove, as described in the Registration Statement, the Prospectus and the Prospectus Supplement, pursuant to a Common Stock Purchase Agreement dated as of June 11, 2010, between the Company and Glengrove filed with the Commission as Exhibit 10.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1 (the “Purchase Agreement”), and (ii) 70,053 Common Shares issued and sold to Glengrove by the Company in consideration of Glengrove’s execution and delivery of the Purchase Agreement, as described in the Registration Statement and the Prospectus. The Common Shares described in clauses (i) and (ii) of the preceding sentence collectively are referred to herein as the “Opinion Shares”).
     In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus and the Prospectus Supplement and the Company’s Articles of Incorporation and Bylaws, each as in effect on the date hereof, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Opinion Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement will be validly issued, fully paid and nonassessable.
     This opinion is limited to matters governed by the Washington Business Corporation Act.

     We hereby consent to reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the related rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ PERKINS COIE LLP